Exhibit 4.2

NOTE AMENDMENT AGREEMENT

dated as of

April 22, 2005

among

THE NASDAQ STOCK MARKET, INC.,

HELLMAN & FRIEDMAN CAPITAL PARTNERS IV, L.P.,

and

THE OTHER HOLDERS LISTED ON THE SIGNATURE PAGE HERETO

i

ii

Section 9.11. Severability	24
Section 9.12. Specific Performance	25
Section 9.13. New York Law	25
Section 9.14. Counterparts; Effectiveness	25
Section 9.15. Entire Agreement	25
SCHEDULES AND EXHIBITS
Schedule 3.06(b) – Repurchase Obligations
Schedule 3.09 – Description of Changes

Exhibit A – Charter Amendment
Exhibit B – Commitment Letters
Exhibit C-1 – Opinion of Edward Knight, General Counsel
Exhibit C-2 – Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

iii

NOTE AMENDMENT AGREEMENT

NOTE AMENDMENT AGREEMENT (this “Agreement”), dated as of April 22, 2005, among The Nasdaq Stock Market, Inc., a Delaware corporation (together with any successor entity thereto, the “Issuer”), and Hellman & Friedman Capital Partners IV, L.P., a California limited partnership (“H&F-1”), H&F Executive Fund IV, L.P., a California limited partnership (“H&F-2”), H&F International Partners IV-A, L.P., a California limited partnership (“H&F-3”), and H&F International Partners IV-B, L.P., a California limited partnership (“H&F-4” and together with H&F-1, H&F-2 and H&F-3, each a “Holder”, and collectively the “Holders” or the “H&F Entities”).

WHEREAS, the Issuer and the Holders previously entered into a Securities Purchase Agreement, dated as of March 23, 2001 (the “Purchase Agreement”), and a Securityholders Agreement, dated as of May 3, 2001 (as amended, supplemented or otherwise modified from time to time, the “Securityholders Agreement”), pursuant to which the Holders purchased $240,000,000 in aggregate principal amount of 4.0% Convertible Subordinated Notes due 2006 (the “Original Notes”); and

WHEREAS, immediately following the execution of this Agreement, the Issuer is entering into an Agreement and Plan of Merger in the form previously provided to the Issuer, (as amended, supplemented or otherwise modified from time to time to the extent permitted by this Agreement, the “Merger Agreement”) among the Issuer, Norway Acquisition Corp., a Delaware corporation (“Merger Sub”), and Instinet Group Incorporated, a Delaware corporation (“Instinet”), providing for the merger (the “Merger”) of Merger Sub into Instinet; and

WHEREAS, in connection with the entry by the Issuer into the Merger Agreement, the Issuer has authorized the sale and issuance of $205,000,000 of its 3.75% Series A Convertible Notes due 2012 (as amended, supplemented or otherwise modified from time to time, the “Series A Notes”) pursuant to an indenture in the form previously provided to the Holders (as amended, supplemented or otherwise modified from time to time, the “Indenture”) and the Issuer has authorized the issuance of Series A Warrants to acquire 2,209,052 shares of common stock (the “Common Stock”), par value $0.01 per share, of the Issuer, in the form previously provided to the Holders (as amended, supplemented or otherwise modified from time to time, the “Series A Warrants”) (the Series A Notes and the Series A Warrants collectively referred to herein as the “Series A Securities”); and

WHEREAS, in connection with the entry by the Issuer into the Merger Agreement, on the date hereof the Issuer is entering into a Securities Purchase Agreement in the form previously provided to the Holders (as amended, supplemented or otherwise modified from time to time, the “Securities Purchase Agreement”), between the Issuer and Norway Acquisition SPV, LLC, a Delaware limited liability company (the “SPV”), providing for the sale and purchase of the Series A Notes in an aggregate principal amount of $205,000,000 and the Series A Warrants to acquire 2,209,052 shares of Common Stock; and

WHEREAS, in connection with the amendment of the Original Notes to reflect the terms of the Series B Notes (as defined below) and the issuance of the Series B Warrants (as defined below) as provided in this Agreement and the issuance and sale of the Series A Securities, the Issuer and the Holders will amend and restate the Securityholders Agreement (as amended, supplemented or otherwise modified from time to time, the “Securityholders Agreement”) and the SPV and the SLP Entities (as defined below) will become parties to the Securityholders Agreement; and

NOW THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, “control” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding the foregoing, (i) the Affiliates of the H&F Entities or the SLP Entities will not include any of the portfolio companies in which such Persons have investments and (ii) the Issuer will not be deemed to be an Affiliate of any of the H&F Entities or the SLP Entities.

“Authority” means any domestic (including federal, state or local) or foreign court, arbitrator, administrative, regulatory or other governmental department, agency, official, commission, tribunal, authority or instrumentality, non-government authority or Self-Regulatory Organization.

“Balance Sheet Date” means December 31, 2004.

“Benefit Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which (i) any current or former employee, director or consultant of the Issuer or its Subsidiaries has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Issuer or any of its Subsidiaries or (ii) the Issuer or any of its Subsidiaries has had or has any present or future liability.

“Board of Directors” means the board of directors of the Issuer.

“Charter Amendment” means an amendment to the Issuer’s restated certificate of incorporation, in the form attached hereto as Exhibit A with such changes as may be required by the Commission that are reasonably acceptable to the Issuer and the Holders, to grant certain voting rights in the Series A Notes and the Series B Notes.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission.

“DGCL” means the Delaware General Corporation Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Guarantee” means the Guarantee Agreement, dated as of the date hereof, among the Issuer, the SPV and JPM in the form previously provided to the Holders, as amended, supplemented or otherwise modified from time to time.

“H&F Entities” means Hellman & Friedman Capital Partners IV, L.P., a California limited partnership, H&F Executive Fund IV, L.P., a California limited partnership, H&F International Partners IV-A, L.P., a California limited partnership, and H&F International Partners IV-B, L.P., a California limited partnership, and any of their respective Affiliates.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means patents (and any renewals and extensions thereof), patent rights (and any applications therefor), rights of priority and other rights in inventions; trademarks, service marks, trade names and trade dress, and all registrations and applications therefor; copyrights and rights in mask works (and any applications or registrations for the foregoing, and all renewals and extensions thereof) and rights of authorship; industrial design rights, and all registrations and applications therefor; rights in data, collections of data and databases; rights in domain names and domain name reservations; and rights in trade secrets, proprietary information and know-how.

“JPM” means JPMorgan Chase Bank, N.A., as administrative agent under the Loan Agreement.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, any Person will be deemed to own subject to Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan Agreement” means the Secured Term Loan Agreement, dated as of the date hereof, among the SPV, Norway Holdings SPV, LLC, the lenders parties thereto and JPM,

in the form previously provided to the Holders, as amended, supplemented or otherwise modified from time to time, pursuant to which the SPV is obtaining a senior bridge loan in connection with the Securities Purchase Agreement.

“Material Adverse Effect” means a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Issuer and its Subsidiaries, taken as a whole.

“NASD” means the National Association of Securities Dealers, Inc. and its successors.

“Person” means an individual or a corporation, partnership, association, trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Preferred Stock” means the preferred stock, par value $0.01 per share, of the Issuer.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, among the Issuer, the Holders, the SLP Entities (as defined therein), Integral Capital Partners VI, L.P. and VAB Investors, LLC, in the form previously provided to the Holders, as amended, supplemented or otherwise modified from time to time.

“Regulation D” means Regulation D under the Securities Act.

“Security Agreement” means the Blocked Account Control and Security Agreement in the form previously provided to the Holders, as amended, supplemented or otherwise modified from time to time, pursuant to which the Issuer will secure the Guarantee with a pledge of the Block Account Collateral (as defined in the Security Agreement).

“Securities Act” means the Securities Act of 1933, as amended.

“Self-Regulatory Organization” means the NASD, any domestic or foreign securities exchange, commodities exchange, registered securities association, the Municipal Securities Rulemaking Board, National Futures Association, and any other board or body, whether United States or foreign, that regulates brokers, dealers, commodity pool operators, commodity trading advisors or future commission merchants.

“Series B Preferred Stock” means the Preferred Stock designated in the Certificate of Designations, Preferences and Rights of the Series B Preferred Stock dated as of March 8, 2002.

“Series C Cumulative Preferred Stock” means the Preferred Stock designated in the Certificate of Designations, Preferences and Rights of the Series C Cumulative Preferred Stock dated as of November 29, 2004.

“SLP Entities” means Silver Lake Partners TSA, L.P., a Delaware limited partnership, Silver Lake Investors, L.P., a Delaware limited partnership, Silver Lake Partners II

TSA, L.P., a Delaware limited partnership, Silver Lake Technology Investors II, L.L.C., a Delaware limited liability company, Integral Capital Partners VI, L.P., a Delaware limited partnership, and VAB Investors, LLC, a Delaware limited liability company, and any of their respective Affiliates.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Tax Returns” means returns, reports, information statements and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax and will include any amended returns required as a result of examination adjustments made by the Internal Revenue Service or other Tax authority.

“Taxes” means any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto) including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transaction Documents” means this Agreement, the Securities Purchase Agreement, the Indenture, the Loan Agreement, the Security Agreement, the Guarantee, the Registration Rights Agreement and the Securityholders Agreement.

“VAB Agreement” means the Transaction Agreement in the form previously provided to the Issuer, as amended, supplemented or otherwise modified from time to time, dated as of the date hereof, among the Issuer, Norway Acquisition Corp. and Iceland Acquisition Corp., providing for the acquisition of certain assets and liabilities by the Company from Newco.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Closing	2.03(a)
Closing Date	2.03(a)
Commitment Letters	3.10
Common Stock	Recitals
Damages	9.04(a)
Financial Statements	3.08(b)

Fundamental Representation	9.03
GAAP	3.08(b)
H&F-1	Preamble
H&F-2	Preamble
H&F-3	Preamble
H&F-4	Preamble
H&F Entities	Preamble
Holder	Preamble
Indemnified Person	9.04(c)
Indemnifying Person	9.04(c)
Indenture	Recitals
Instinet	Recitals
Issuer	Preamble
Issuer Securities	3.06(b)
Merger	Recitals
Merger Agreement	Recitals
Merger Closing	5.01(a)
Merger Sub	Recitals
Merger Termination	5.01(a)
Original Notes	Recitals
Purchase Agreement	Recitals
SEC Reports	3.08(a)
Securities	2.01(a)
Securities Purchase Agreement	Recitals
Securityholders Agreement	Recitals
Series A Notes	Recitals
Series A Securities	Recitals
Series A Warrants	Recitals
Series B Notes	2.01(a)
Series B Securities	2.01(a)
Series B Warrants	2.01(a)
SPV	Recitals
Subsidiary Securities	3.07(b)
VAB Acquisition	5.05

ARTICLE II

AMENDMENT OF THE ORIGINAL NOTES

Section 2.01. Amendment of the Original Notes; Issuance of Series B Warrants. (a) Upon the basis of the representations and warranties contained herein, but subject to the terms and conditions hereinafter stated, at the Closing (as defined below), the Issuer and the Holders agree to (i) amend and restate the Original Notes to reflect the terms of the 3.75% Series B Convertible Notes due 2012 (as amended, supplemented or otherwise modified from time to time, the “Series B Notes”) as set forth in the Indenture and (ii) to issue the Series B Warrants to acquire 2,753,448 shares of Common Stock of the Issuer, in the form previously provided to the Holders (as amended, supplemented or otherwise modified from time to time, the “Series B Warrants”) (the Series B Note and the Series B Warrants collectively referred to herein as the “Series B Securities”, and with the Series A Securities, the “Securities”) to each Holder in the amounts set forth opposite such Holder’s name on Schedule 1. As a result of such amendment and restatement, at and after the Closing, each $1.00 in principal amount of the Original Notes will constitute $1.00 in principal amount of the Series B Notes.

(b) The amendments of the Original Notes and the issuance of the Series B Warrants are intended to qualify as a recapitalization under Section 368(a)(1)(E) of the Code.

Section 2.02. Restrictive Legends. The Series B Notes, when issued, will bear a legend as set forth in the Indenture. The Series B Warrants, when issued, will bear a legend as set forth in the form of Warrant.

Section 2.03. The Closing. (a) The amendment of the Original Notes and the issuance of the Series B Warrants will take place at a closing (the “Closing”) at 9:00 a.m. New York City time at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York on the date hereof, or at such other time or location as the Issuer and the Holders may agree. The date and time of Closing are referred to herein as the “Closing Date”.

(b) At the Closing, the Issuer will issue the Series B Notes and the Series B Warrants to such Holder in definitive form registered in the name of such Holder and in the amounts set forth opposite such Holder’s name on Schedule 1. Each Holder covenants that it will surrender, as soon as practicable after the Closing, Original Notes to the Issuer in the principal amount set forth opposite such Holder’s name on Schedule 1.

(c) The amendment and restatement of the Original Notes pursuant to this Agreement will be effective upon the issuance and delivery of the Series B Securities by the Issuer to each Holder at the Closing.

Section 2.04. Issue Price. The Issuer and each Holder agree that for United States federal income tax purposes the aggregate issue price of the Series B Notes is $239,688,000 and that the issue price of the Series B Notes shall be binding on all holders of the Series B Notes.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE ISSUER

The Issuer represents and warrants to each Holder and its permitted assigns as follows:

Section 3.01. Corporate Existence and Power. The Issuer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. The Issuer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.02. Corporate Authorization. (a) The execution, delivery and performance by the Issuer of this Agreement, the Series B Notes, the Series B Warrants and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby are within the Issuer’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Issuer.

(b) Each of this Agreement and the other Transaction Documents to which the Issuer is a party has been duly executed and delivered by the Issuer and assuming due authorization, execution and delivery by the other parties to such agreements constitutes a legal, valid and binding agreement of the Issuer enforceable against the Issuer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) Each of the Series B Notes and the Series B Warrants will be duly executed and delivered by the Issuer and, when issued and delivered pursuant to this Agreement and, in the case of the Series B Notes, the Indenture, will constitute legal, valid and binding obligations of the Issuer enforceable against the Issuer in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d) Each of the Series B Notes and the Series B Warrants will, when issued, be validly issued, free and clear of any Lien and free of any other restriction or limitation (including any restriction on the right to vote, sell or otherwise dispose of the Series B Notes or the Series B Warrants) except as provided under applicable securities laws or as set forth in the Indenture, the Registration Rights Agreement, the Securityholders Agreement or the Issuer’s restated certificate of incorporation and bylaws. The shares of Common Stock issuable upon conversion of the Series B Notes or exercise of the Series B Warrants will, when issued, be validly issued, fully paid and nonassessable, free and clear of any Lien and free of any other restriction or limitation (including any restriction on the right to vote, sell or otherwise dispose of such shares of Common Stock) except as provided under applicable securities laws or as set forth in the Indenture, the Registration Rights Agreement, the Securityholders Agreement or the Issuer’s restated certificate of incorporation and bylaws.

(e) The Issuer has received the consent of the holder of the Issuer’s Series C Cumulative Preferred Stock permitting (i) the incurrence by the Issuer and its Subsidiaries of the senior debt financing contemplated by the Commitment Letters (as defined below) and (ii) the issuance by the Issuer of the Securities hereunder and the Series A Securities pursuant to the Securities Purchase Agreement.

(f) The Board of Directors has authorized the officers of the Issuer to seek approval of the Charter Amendment by the Commission and the stockholders of the Issuer.

Section 3.03. Governmental Authorization. The execution, delivery and performance by the Issuer of this Agreement, the Series B Notes, the Series B Warrants and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Authority other than (i) compliance with any applicable requirements of the HSR Act; (ii) the Commission permitting the Charter Amendment to take effect under Section 19 of the Securities Act; and (iii) such other actions or filings which have been taken or made prior to the date hereof.

Section 3.04. Noncontravention. The execution, delivery and performance by the Issuer of this Agreement, the Series B Notes, the Series B Warrants and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of incorporation or bylaws of the Issuer or any of its Subsidiaries; (ii) assuming compliance with the matters referred to in Section 3.03, violate any applicable law, rule, regulation, judgment, injunction, order or decree; (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Issuer or any of its Subsidiaries or to a loss of any benefit to which the Issuer or any of its Subsidiaries is entitled under any provision of any material agreement or other instrument binding upon the Issuer or any of its Subsidiaries; or (iv) result in the creation or imposition of any Lien on any asset of the Issuer or any of its Subsidiaries except in the cases of clauses (ii), (iii) and (iv) above for such conflicts, breaches, violations or defaults that would not have a Material Adverse Effect.

Section 3.05. Section 203 of the DGCL. Prior to the execution of this Agreement, the Board of Directors has taken all action necessary so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement, the Transactions and/or the distribution by the SPV of the Series A Notes and the Series A Warrants to the H&F Entities and the SLP Entities without any further action on the part of the stockholders of the Issuer or the Board of Directors. To the Issuer’s knowledge, no other state takeover statute is applicable to the Transactions.

Section 3.06. Capitalization. (a) The authorized capital stock of the Issuer consists of (i) 300,000,000 shares of Common Stock and (ii) 30,000,000 shares of Preferred Stock. As of March 31, 2005, there were (i) 79,453,556 shares of Common Stock outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive rights; (ii) one share of Series B Preferred Stock authorized and outstanding; (iii) 1,338,402 shares of Series C Cumulative Preferred Stock authorized and outstanding; (iv) 12,000,000 shares of Common Stock reserved for issuance pursuant to the H&F Entities’ Original Notes; (v) 26,500,000 shares of Common Stock reserved for issuance pursuant to the Issuer’s equity incentive plan and employee stock purchase plan; and (vi) 16,442,817 shares of Common Stock (including shares underlying options to purchase shares of Common Stock) granted under the Issuer’s equity incentive plan.

(b) Except as set forth in Section 3.06(a) and as contemplated by this Agreement, there are no outstanding (i) shares of capital stock or voting securities of the Issuer, (ii) securities of the Issuer convertible into or exchangeable for shares of capital stock or voting securities of the Issuer or (iii) options or other rights to acquire from the Issuer, or any other obligation of the Issuer to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Issuer (the items in clauses 3.06(b)(i), 3.06(b)(ii) and 3.06(b)(iii) being referred to collectively as the “Issuer Securities”). Except as set forth in Schedule 3.06(b), there are no outstanding obligations of the Issuer or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Issuer Securities.

Section 3.07. Subsidiaries. (a) Each Subsidiary of the Issuer is a corporation duly incorporated, validly existing and in good standing (to the extent the jurisdiction recognizes the concept) under the laws of its jurisdiction of incorporation, has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Each Subsidiary of the Issuer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Except as disclosed in the SEC Reports (as defined below), all of the outstanding capital stock or other equity securities of each Subsidiary of the Issuer (except for any directors’ qualifying shares) is owned by the Issuer, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities). There are no outstanding (i) securities of the Issuer or any Subsidiary of the Issuer convertible into or exchangeable for shares of capital stock or voting securities of any Subsidiary of the Issuer or (ii) options or other rights to acquire from the Issuer or any Subsidiary of the Issuer, or other obligation of the Issuer or any Subsidiary of the Issuer to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Subsidiary of the Issuer (the items in clauses 3.07(b)(i) and 3.07(b)(ii) being referred to collectively as the “Subsidiary Securities”). There are no outstanding obligations of the Issuer or any Subsidiary of the Issuer to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

(c) Except as set forth in the SEC Reports, the Issuer has no ownership interest or other investment convertible into or exchangeable for an ownership interest in any Person.

Section 3.08. SEC Reports; Financial Statements. (a) The Issuer has timely filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the Commission since January 1, 2003 (collectively, the “SEC Reports”). No Subsidiary of the Issuer is required to file any form, report, registration statement, prospectus or other document with the Commission. The information contained or incorporated by reference in the SEC Reports was true and correct in all material respects as of the respective dates of the filing thereof with the Commission (and if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing); and, as of such respective dates, the SEC Reports did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of the SEC Reports, as of their respective dates, complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

(b) The audited financial statements (the “Financial Statements”) of the Issuer included in the Issuer’s Annual Report on Form 10-K for the year ended December 31, 2004, together with the related notes and schedules, present fairly in all material respects the consolidated financial position of the Issuer and its Subsidiaries and the results of its operations and cash flows for the periods specified and have been prepared in compliance with the Exchange Act and in accordance with generally accepted accounting principles applied on a consistent basis (“GAAP”) during the periods involved.

(c) Except for liabilities (i) set forth or reflected in the Financial Statements (or referred to in the notes thereto) or (ii) incurred in the ordinary course of business consistent with past practice, since the Balance Sheet Date, neither the Issuer nor any of its Subsidiaries has (x) any liabilities of a nature required to be set forth or reflected in a balance sheet prepared in accordance with GAAP or (y) any other material liabilities.

(d) Since January 1, 2003, the Issuer’s principal executive officer and its principal financial officer have (x) devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and preparation of financial statements in accordance with GAAP, and has evaluated such system on a quarterly basis and concluded that it is effective and (y) disclosed to the Issuer’s management, auditors and the audit committee of the Board of Directors (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Issuer’s or any of its Subsidiaries’ ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of the Issuer and the Issuer has provided to each Holder copies of any written materials relating to the foregoing. The Issuer has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Issuer and its Subsidiaries required to be included in the Issuer’s periodic reports under the Exchange Act, is made known to the Issuer’s principal executive officer and its principal financial officer by others within those entities, and, to the knowledge of the Issuer, such disclosure controls and procedures are effective in timely alerting the Issuer’s principal executive officer and its principal financial officer to such material information required to be included in the Issuer’s periodic reports required under the Exchange Act. Except as disclosed in the SEC Reports, there are no outstanding loans made by the Issuer or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Issuer. Since the enactment of the Sarbanes-Oxley Act of 2002, neither the Issuer nor any of its Subsidiaries has made any loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Issuer or any of its Subsidiaries.

Section 3.09. Absence of Certain Changes. Except as set forth in the SEC Reports or on Schedule 3.09 and for the transactions contemplated by this Agreement, the

Securities Purchase Agreement, the Merger Agreement, the VAB Agreement, the Guarantee and the Commitment Letters (as defined below), (i) since the Balance Sheet Date, the business of the Issuer and its Subsidiaries has been conducted in the ordinary course of business consistent with past practices and (ii) there has not been:

(a) any event, occurrence or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Issuer, or any repurchase, redemption or other acquisition by the Issuer or any of its Subsidiaries of any outstanding shares of capital stock or other securities of the Issuer or any of its Subsidiaries;

(c) any incurrence, assumption or guarantee by the Issuer or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices; or

(d) any change in any method of accounting or accounting practice by the Issuer or any of its Subsidiaries except for any such change after the date hereof required by reason of a concurrent change in GAAP.

Section 3.10. Commitment Letters. On the date hereof, the Issuer has entered into the Commitment Letters in the form previously provided to the Holders (as amended, supplemented or otherwise modified from time to time to the extent permitted by this Agreement, the “Commitment Letters”) with JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., Merrill Lynch Capital Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated to provide senior financing in connection with the Merger. The Issuer’s entry into and execution of each of the Commitment Letters was duly authorized by all necessary corporate action on the part of the Issuer.

Section 3.11. Legal Proceedings; Violations of Law. There is no claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, regulatory or investigative pending against or, to the Issuer’s knowledge, threatened against or affecting, the Issuer, its Subsidiaries or any of their respective properties before any Authority which has had or would reasonably be expected to have a Material Adverse Effect. Neither the Issuer nor its Subsidiaries is in violation of, and the Issuer and its Subsidiaries have not received any notices of violations with respect to, any laws, statutes, ordinances, rules or regulations of any Authority, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.12. Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the Issuer and its Subsidiaries own, or possess sufficient rights to use, all Intellectual Property necessary for the conduct of its business as currently conducted; (ii) to the knowledge of the Issuer, the use by the Issuer and its Subsidiaries of any Intellectual Property used in the conduct of the Issuer’s and its Subsidiaries’ businesses as currently conducted does not infringe on or otherwise violate the rights of any Person; (iii) the use of any licensed Intellectual Property by the Issuer or its

Subsidiaries is in accordance with applicable licenses pursuant to which the Issuer or such Subsidiary acquired the right to use such Intellectual Property; and (iv) to the knowledge of the Issuer, no Person is challenging, infringing on or otherwise violating any right of the Issuer or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Issuer or its Subsidiaries.

Section 3.13. Employee Benefits. With respect to each Benefit Plan, no material liability has been incurred and no condition or circumstances exist that would subject the Issuer or its Subsidiaries to any material tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations. The Issuer and its Subsidiaries are in compliance with all federal, state, local and foreign requirements regarding employment, except for any failures to comply that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. As of the date hereof, there is no material labor dispute, strike or work stoppage against the Issuer or any of its Subsidiaries pending or, to the knowledge of the Issuer, threatened which may interfere with the business activities of the Issuer or any of its Subsidiaries, except where such dispute, strike or work stoppage is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. Neither the Issuer nor any of its Subsidiaries has any material collective bargaining agreements relating to its employees. There is no material labor union organizing activity pending or, to the knowledge of the Issuer, threatened with respect to the Issuer or any of its Subsidiaries.

Section 3.14. Taxes. Except as would not reasonably be expected to have a Material Adverse Effect; (a) all Tax Returns required to be filed by, or on behalf of, the Issuer or any of its Subsidiaries have been timely filed, or will be timely filed, in accordance with all applicable laws, and all such Tax Returns are, or will be at the time of filing, complete and correct in all material respects; (b) the Issuer and each of its Subsidiaries has timely paid (or has had paid on its behalf) in full all Taxes due and payable (whether or not shown on such Tax Returns), or, where payment is not yet due, has made adequate provision for all Taxes in the Financial Statements of the Issuer in accordance with GAAP; and (c) there are no Liens with respect to Taxes upon any of the assets or properties of either Issuer or its Subsidiaries, other than with respect to Taxes not yet due and payable.

Section 3.15. No Brokers or Finders. Except for Thomas Weisel Partners LLC, the fees and expenses which will be paid by the Issuer, neither the Issuer nor its Subsidiaries has incurred, or will incur, directly or indirectly, any liability for any brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, the Series B Notes or the Series B Warrants.

Section 3.16. Issuer is Not an “Investment Company”. The Issuer has been advised of the rules and requirements under the Investment Company Act of 1940, as amended. The Issuer is not, and immediately after the amendment and restatement of the Original Notes and the issuance of the Series B Securities will not be, an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.17. General Solicitation; No Integration. Neither the Issuer nor any other person or entity authorized by the Issuer to act on its behalf has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Series B Securities. The Issuer has not, directly or indirectly, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of any security (as defined in the Securities Act) which, to its knowledge, is or will be integrated with the Series B Securities amended and/or issued pursuant to this Agreement.

Section 3.18. Issuer Representations in the Merger Agreement. Each of the representations and warranties of the Issuer contained in the Merger Agreement is true and correct in all material respects.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF EACH HOLDER

Each Holder hereby severally, but not jointly, represents and warrants to the Issuer as follows:

Section 4.01. Ownership of Original Notes. (a) Such Holder owns one or more Original Notes in the aggregate principal amount set forth opposite such Holder’s name on Schedule 1.

(b) Such Holder holds such Original Notes free and clear of any Liens and free of any other restriction or limitation (including any restriction on the right to vote, sell or otherwise dispose of the Original Notes) except as provided under applicable securities laws or as set forth in the Securityholders Agreement and the Issuer’s certificate of incorporation and bylaws.

Section 4.02. Private Placement. (a) Such Holder understands that the amendment and restatement of the Original Notes and the issuance of the Series B Warrants is intended to be exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act.

(b) The Series B Securities to be received by such Holder pursuant to this Agreement are being received for its own account and without a view to the resale or distribution of such Series B Securities or any interest therein other than in a transaction exempt from registration under the Securities Act.

(c) Such Holder is an “accredited investor” as such term is defined in Regulation D.

(d) Such Holder has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Series B Securities and such Holder is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Series B Securities.

(e) Such Holder has been given the opportunity to ask questions of, and receive answers from, the Issuer concerning the terms and conditions of the Series B Securities and other related matters. Such Holder further represents and warrants that the Issuer has made available to such Holder or its agents all documents and information relating to an investment in the Series B Securities requested by or on behalf of such Holder. In evaluating the suitability of an investment in the Series B Securities, such Holder has not relied upon any other representations or other information (whether oral or written) made by or on behalf of the Issuer other than as set forth in this Agreement.

Section 4.03. Corporate Existence and Power. Such Holder is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all corporate, partnership or limited liability company power to carry on its business as now conducted.

Section 4.04. Authority; No Other Action. (a) The execution, delivery and performance of this Agreement and the other Transaction Documents to which such Holder is a party are within such Holder’s powers and have been duly authorized on its part by all requisite corporate, limited liability company or partnership or other action and assuming due authorization, execution and delivery by the other parties to such agreements, each agreement constitutes a legal, valid and binding agreement of such Holder enforceable against such Holder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) No action by or in respect of, or filing with, any Authority is required for the execution, delivery and performance by such Holder of this Agreement and the other Transaction Documents to which it is a party other than compliance with the applicable requirements of the HSR Act.

Section 4.05. Noncontravention. The execution, delivery and performance by such Holder of this Agreement, the Series B Notes, the Series B Warrants and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of incorporation or bylaws or other organizational documents of such Holder; (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree; or (iii) require any consent or other action by any other Person.

Section 4.06. Binding Effect. Each of this Agreement and the other Transaction Documents to which such Holder is a party has been duly executed by such Holder and constitutes a legal, valid and binding agreement of such Holder.

Section 4.07. No Brokers or Finders. Such Holder has not incurred, and will not incur, directly or indirectly, any liability for any brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the Transactions.

ARTICLE V

COVENANTS OF THE ISSUER

The Issuer agrees with each Holder that:

Section 5.01. Notices of Certain Events. (a) From the date hereof until the earlier of (i) the Closing Date (as defined in the Merger Agreement, the “Merger Closing”) and (ii) the Termination Date (as defined in the Merger Agreement, the “Merger Termination”), the Issuer will promptly notify Holder of:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement; and

(iii) any claims, actions, suits, proceedings or investigations, whether civil, criminal, administrative, regulatory or investigative, commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Issuer or any of its Subsidiaries or that relate to the transactions contemplated by this Agreement, the other Transaction Documents, the Merger Agreement and/or the VAB Agreement that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have a Material Adverse Effect.

(b) At least twelve (12) business days prior to the Merger Closing, the Issuer will provide each of the Holders with written notice specifying the Closing Date (as defined in the Merger Agreement).

Section 5.02. Voting Rights Charter Amendment. As soon as practicable, but in no event earlier than three (3) months after the date hereof, the Issuer will take all action necessary in accordance with its restated certificate of incorporation, bylaws and applicable law and regulation to convene a meeting of the stockholders of the Issuer for the purpose of approving the Charter Amendment. The Issuer will use its reasonable best efforts to obtain from its stockholders a vote approving the Charter Amendment, and the Board of Directors will recommend that the stockholders of the Issuer approve the Charter Amendment.

Section 5.03. Guarantee and Block Account. Prior to the Closing, the Issuer will execute the Guarantee and the Security Agreement. Simultaneous with the Closing, the Issuer will deposit, or cause to be deposited, the Blocked Account Collateral (as defined in the Security Agreement) in the Blocked Account (as defined in the Security Agreement).

Section 5.04. Compliance with Merger Agreement. The Issuer will comply in all material respects with all of its obligations under the Merger Agreement and, subject to the terms of the Merger Agreement and this Agreement, will use its reasonable best efforts to consummate the Merger and the other transactions contemplated thereby. The Issuer will not amend, supplement, consent to or otherwise modify or waive any provision of the Merger

Agreement without obtaining the prior written consent of each Holder, which consent shall not be unreasonably withheld or delayed. Without the prior written consent of each Holder, which shall not be unreasonably withheld or delayed, the Issuer will not consummate the Merger unless all of the Issuer’s conditions to closing the Merger under the Merger Agreement have been satisfied without waiver.

Section 5.05. Compliance with VAB Agreement. The Issuer will comply in all material respects with all of its obligations under the VAB Agreement and, subject to the terms of the VAB Agreement and this Agreement, will use its reasonable best efforts to consummate the transactions contemplated thereby (the “VAB Acquisition”). The Issuer will not amend, supplement or otherwise modify, grant a consent under or waive any provision of the VAB Agreement without obtaining the prior written consent of each Holder, which consent shall not be unreasonably withheld or delayed. Without the prior written consent of each Holder, which shall not be unreasonably withheld or delayed, the Issuer will not consummate the VAB Acquisition unless all of the Issuer’s conditions to closing the VAB Acquisition under the VAB Agreement have been satisfied without waiver.

Section 5.06. Senior Financing. The Issuer will comply in all material respects with all of its obligations under the Commitment Letters. Without the prior written consent of each Holder, the Issuer will not amend, supplement or otherwise modify or waive any provision of the Commitment Letters (other than pursuant to any market flex provisions of the fee letter thereto) in any manner that is materially adverse to the Issuer (including any modifications of the economic or other terms of the senior secured debt contemplated thereby that is materially adverse to the Issuer). The Issuer will finance the Merger solely with the proceeds of the issuance of the Series A Notes and Series A Warrants pursuant to the Securities Purchase Agreement and the incurrence of senior secured indebtedness in an amount not to exceed that contemplated by the Commitment Letters and having economic and other terms that are not materially less favorable to the Issuer than those contemplated by the Commitment Letters.

Section 5.07. Securities Purchase Agreement. The Issuer will not amend, supplement or otherwise modify or waive any provision of the Securities Purchase Agreement without obtaining the prior written consent of each of the Holders, which consent shall not be unreasonably withheld or delayed.

ARTICLE VI

COVENANTS OF THE HOLDERS

Each Holder severally, but not jointly, agrees with the Issuer that:

Section 6.01. Confidentiality. Such Holder and its Affiliates will hold, and will use their reasonable best efforts to cause their respective officers, directors, members, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Issuer or any of its Subsidiaries furnished to such Holder or its Affiliates in connection with this Agreement or the Transactions, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by such Holder, (ii) in the public domain through no fault of such Holder or (iii) acquired by such Holder from sources other than the Issuer or any of its Subsidiaries which sources, to such Holder’s knowledge, lawfully acquired such information; provided that such Holder may disclose such information to its officers, directors, members, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such Persons are informed by such Holder of the confidential nature of such information and are directed by such Holder to treat such information confidentially. Such Holder will be responsible for the breach by any such Persons of this Section 6.01. If this Agreement is terminated, such Holder and its Affiliates will cause, and will use their reasonable best efforts to cause, each of their respective officers, directors, members, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the Issuer, upon request, all documents and other materials, and all copies thereof, obtained by such Holder or its Affiliates or on their behalf from the Issuer or any of its Subsidiaries in connection with this Agreement that are subject to such confidence; provided, that the obligation to destroy or deliver to the Issuer shall not apply to the extent otherwise required by (A) any law or regulation, (B) any internal document retention policy or procedure or (C) any internal policy or procedure relating to the backup storage of electronic data, provided that the confidentiality obligations under this Section 6.01 will continue to apply to any information retained accordingly.

ARTICLE VII

COVENANTS OF THE ISSUER AND EACH HOLDER

The Issuer and each Holder severally, but not jointly, agree that:

Section 7.01. Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, the Issuer and each Holder will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the Transactions. The Issuer and each Holder agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously this Agreement or the Transactions.

Section 7.02. Certain Filings. (a) The Issuers and each Holder will cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the Transactions and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

(b) The Issuer and each Holder acknowledge and agree that one or more filings under the HSR Act will be necessary in connection with the issuance of Common Stock upon conversion or exercise of the Securities and/or the adoption of the Charter Amendment.

Promptly upon the request of the Issuer or any holder of the Securities, to the extent a filing is required under the HSR Act in connection with a proposed conversion of the Series B Notes or exercise of the Series B Warrants by such holder or the Issuer, the Issuer and each Holder (or its ultimate parent entity) will file with the proper authorities all forms and other documents necessary to be filed pursuant to the HSR Act, and the regulations promulgated thereunder, in connection with the issuance of Common Stock upon conversion of the Series B Notes or exercise of the Series B Warrants and/or the adoption of the Charter Amendment and will cooperate with each other in promptly producing such additional information as those authorities may reasonably require to allow early termination of the notice period provided by the HSR Act or as otherwise necessary to comply with statutory requirements of the Federal Trade Commission or the Department of Justice. The Issuer will pay all filing fees associated with the filing of the HSR Act notifications on behalf of itself, each Holder and any holder from time to time of the Securities.

Section 7.03. Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public statements the making of which may be required by applicable law or any listing agreement with any national securities exchange or The Nasdaq Stock Market, will not issue any such press release or make any such public statement prior to such consultation.

Section 7.04. Subsequent Events Upon the Amendment Date. If and upon the occurrence of the Amendment Date (as defined in the Indenture):

(a) the Issuer will make a cash payment equal to 0.25% per annum (compounded on a quarterly basis) on the principal amount of each Holder’s Series B Notes, for the period commencing on the Closing Date and ending on the Amendment Date (as defined in the Indenture), by wire transfer in immediately available federal funds to an account or accounts designated by such Holder;

(b) the Series B Notes will be amended and restated in accordance with the terms thereof and as set forth in the Indenture;

(c) the Series B Warrants will be redeemed and terminated in accordance with their terms; and

(d) the Securityholders Agreement will automatically and without further action of the parties be amended and restated to read in its entirety as set forth in the Securityholders Agreement, dated as of May 3, 2001, as in effect on the date hereof.

ARTICLE VIII

CONDITIONS PRECEDENT TO CLOSING

Section 8.01. Conditions to Each Party’s Obligations. The obligations of each party hereto to consummate the transactions contemplated by Article II to occur at the Closing are subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

(a) The amendment of the Original Notes into the Series B Notes and the issuance of the Series B Warrants will not be prohibited by any applicable law, court order or governmental regulation; and

(b) The Merger Agreement and the VAB Agreement will have been entered into by the parties thereto.

Section 8.02. Conditions to Each Holder’s Obligations. The obligation of each Holder to consummate the transactions contemplated by Article II to occur at the Closing is subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

(a) Such Holder will have received duly executed certificates representing the New Securities being issued to such Holder hereunder against surrender of the Original Notes in accordance with Article II;

(b) Such Holder will have received all documents reasonably requested by it relating to the existence of the Issuer, the corporate authority for entering into, and the validity of, this Agreement, the Series B Notes, the Series B Warrants and the other Transaction Documents, all in form and substance reasonably satisfactory to it;

(c) Such Holder will have received from (i) Edward Knight, Esq., the Issuer’s general counsel, an opinion in the form attached hereto as Exhibit D-1 and (ii) Skadden, Arps, Slate, Meagher & Flom LLP, the Issuer’s counsel, an opinion in the form attached hereto as Exhibit D-2; and

(d) Each of the Transaction Documents to which the Issuer is a party will have been executed by the Issuer with a copy thereof delivered to such Holder.

Section 8.03. Conditions to Issuer’s Obligations. The obligations of the Issuer to consummate the transactions contemplated by Article II to occur at the Closing is subject to the satisfaction, at or prior to the Closing Date, of the following condition:

(a) The Issuer will have received all documents reasonably requested by it relating to the existence of each Holder, the authority for entering into, and the validity of this Agreement and the Transaction Documents, all in form and substance reasonably satisfactory to it.

ARTICLE IX

MISCELLANEOUS

Section 9.01. Notices. All notices, requests and other communications to any party hereunder will be in writing (including telecopier or similar writing) and will be given to the Issuer at The Nasdaq Stock Market, 9513 Key West Avenue, Rockville, MD 20850, Attention: John Zecca, Fax: (301) 978-5296, and to each Holder at its address or telecopier number set forth in Schedule 1, or such other address or telecopier number as such party may hereinafter specify for the purpose to the party giving such notice. Each such notice, request or other communication will be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified pursuant to this Section 9.01 and confirmation of receipt is received or, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or, (iii) if given by any other means, when delivered at the address specified in this Section 9.01.

Section 9.02. No Waivers; Amendments. (a) No failure or delay on the part of any party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(b) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and signed by all parties hereto.

Section 9.03. Survival of Provisions. The representations and warranties contained in this Agreement will survive and remain in full force and effect in accordance with their terms until the date which is three months after the date on which the Issuer delivers to each Holder full audited financial statements of the Issuer and its Subsidiaries for fiscal year 2006; provided that the representations and warranties contained in Sections 3.01, 3.02, 3.05, 3.06, 3.16 and 3.17 and Sections 4.01, 4.02, 4.03, 4.04 and 4.06 (each, a “Fundamental Representation”) will survive indefinitely. Notwithstanding the foregoing, an indemnification claim brought pursuant to Section 9.04 with respect to a breach of a representation or warranty will not be precluded hereby if the claim is initiated in accordance with Section 9.04(c) prior to the expiration of the respective survival period described in the preceding sentence.

Section 9.04. Indemnification. (a) The Issuer hereby agrees to indemnify and hold harmless each Holder, any Affiliate of such Holder, any Person controlling such Holder or such Affiliate, and their respective directors, members, officers, agents and employees from and against any losses, claims, damages, expenses and liabilities (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any investigation, action, suit or proceeding) (“Damages”) to which such person may become subject as the result of (i) any breach of any representation or warranty contained in Article 3; (ii) any breach of any covenant made or to be performed on the part of the Issuer under this Agreement, the Series B Notes, the Series B Warrants, the Indenture, the Registration Rights Agreement or the Securityholders Agreement; or (iii) any third-party action, claim or proceeding directly resulting from the matters or transactions which are the subject of or contemplated by this Agreement, the Merger Agreement, the Series B Notes, the Series B Warrants and/or any of the other Transaction Documents or any use made or proposed to be made by the Issuer of the proceeds from the sale of the Securities, and the Issuer will reimburse any such person for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred by any such person in connection with any such breach of representation, warranty or covenant or investigating, preparing or defending any such action or proceeding, pending or threatened, whether or not such person is a party thereto; provided that with respect to indemnification or reimbursement by the Issuer pursuant to this Section 9.04, (x) in the case of any indemnification pursuant to clause (i) other than in respect of a Fundamental Representation (which will not be subject to the limits of this clause (x)), the Issuer will not be liable unless the aggregate amount of Damages exceeds $1,000,000, and the Issuer will only be liable for Damages in excess of such amount, and (y) the Issuer’s maximum liability will not exceed the aggregate principal amount of the Original Securities.

(b) Each Holder hereby agrees to indemnify, defend and hold harmless the Issuer, its Affiliates, any Person controlling the Issuer or its Affiliates, and their respective directors, members, officers, agents and employees from and against any Damages to which such person may become subject as a result of (i) any breach of any representation or warranty of such Holder contained in Article IV; or (ii) any breach of any covenant made or to be performed on the part of such Holder under this Agreement, the Series B Notes, the Series B Warrants and/or the other Transaction Documents, and such Holder will reimburse any such person for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred by any such person in connection with any such breach of representation, warranty or covenant or investigating, preparing or defending any such action or proceeding, pending or threatened, whether or not such person is a party thereto; provided that with respect to indemnification or reimbursement by such Holder pursuant to this Section 9.04, (x) in the case of any indemnification pursuant to clause (i) other than in respect of a Fundamental Representation (which will not be subject to the limits of this clause (x)), the Holders will not be liable unless the aggregate amount of Damages exceeds $1,000,000, and the Holders will only be liable for Damages in excess of such amount, and (y) each Holder’s maximum liability will not exceed the aggregate principal amount of the Series B Notes set forth opposite such Holder’s name on Schedule 1.

(c) Promptly after receipt by any person (the “Indemnified Person”) of notice of any demand, claim or circumstances which would or might give rise to a claim or the commencement of any action, proceeding or investigation in respect of which indemnity may be sought pursuant to Section 9.04(a) or (b), such Indemnified Person will give notice thereof to the person against whom such indemnity may be sought (the “Indemnifying Person”). Notwithstanding the foregoing, the failure so to give prompt notice to such person will not relieve such Indemnifying Person from liability, except to the extent such failure or delay materially prejudices such Indemnifying Person. The Indemnifying Person will be entitled to participate in any such action and to assume the defense thereof, at the Indemnifying Person’s expense and with counsel reasonably satisfactory to the Indemnified Person. After notice from the Indemnifying Person to such Indemnified Person of its election so to assume the defense thereof, the Indemnified Person will have the right to participate in such action and to retain its own counsel, but the Indemnifying Person will not be liable to such Indemnified Person hereunder for any legal expenses of other counsel or any other expenses, in each case, subsequently incurred by such Indemnified Person, in connection with the defense thereof other than reasonable costs of investigation, unless (i) the Indemnifying Person has agreed to pay such fees and expenses, (ii) the Indemnifying Person will have failed to employ counsel reasonably satisfactory to the Indemnified Person in a timely manner or (iii) the Indemnified Person will have been advised by outside counsel that representation of the Indemnified Person by counsel provided by the Indemnifying Person pursuant to the foregoing would be inappropriate due to an actual or potential conflicting interest between the Indemnifying Person and the Indemnified Person, including situations in which there are one or more legal defenses available to the Indemnified Person that are different from or additional to those available to the Indemnifying Person; provided however, that the Indemnifying Person will not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one firm of attorneys at one time for any Indemnified Person and its Affiliates.

(d) Except in the case of fraud, or with respect to matters for which the remedy of specific performance or injunctive relief or other equitable remedies are appropriate or available, the respective rights to indemnification as provided for in this Section 9.04, will constitute each party’s sole remedy and no party will have any other liability or damages to the other party; provided, however, that nothing contained herein will prevent the Indemnified Person from pursuing remedies as may be available to such party under applicable law in the event of an Indemnifying Person’s failure to comply with its indemnification obligations hereunder.

Section 9.05. Fees and Expenses. Unless reimbursed in connection with the Securities Purchase Agreement, at the earlier of the Merger Closing or the termination of the Merger Agreement, the Issuer will reimburse each of the H&F Entities and the SLP Entities for their reasonable documented out-of-pocket fees and expenses incurred by the H&F Entities and the SLP Entities in connection with this Agreement, the other Transactions, the Merger and the VAB Acquisition (excluding out-of-pocket fees and expenses relating to the Bridge Loan) up to a total of (i) $4,000,000 in the aggregate for all the H&F Entities and the SLP Entities if the Merger is consummated or (ii) $2,000,000 in the aggregate for all the H&F Entities and the SLP Entities if the Merger is not consummated, including without limitation, in each case, the fees, disbursements and expenses of counsel, accountants, financial advisors, bankers, consultants and other experts retained by the H&F Entities and the SLP Entities in connection therewith. As a condition to such reimbursement, the H&F Entities and the SLP Entities must provide invoices and receipts or other reasonable evidence of having incurred said expenses.

Section 9.06. Documentary Taxes. The Issuer will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the execution and delivery of this Agreement and/or the other Transaction Documents, the amendment, issuance and/or delivery of the Series B Securities and the issuance or delivery of the shares of Common Stock on conversion of the Series B Notes or the exercise of the Series B Warrants; provided, that the Issuer shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of the Series B Notes to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Issuer the amount of any such tax or has established, to the satisfaction of the Issuer, that such tax has been paid.

Section 9.07. Termination. (a) This Agreement may be terminated at any time prior to the Closing:

(i) by mutual written agreement of the Issuer and each Holder;

(ii) by the Issuer or any Holder if the Closing will not have been consummated on or before April 22, 2005;

(iii) by the Issuer or any Holder if there will be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction;

(iv) by the Issuer or any Holder, if there has been a material misrepresentation, breach of warranty or breach of covenant or other obligation hereunder on the part of any Holder (in the case of termination by the Issuer) or the Issuer (in the case of termination by any Holder); or if any condition to such party’s obligations hereunder becomes incapable of fulfillment through no fault of such party; or

(v) by the Issuer or any Holder, if the Merger Agreement is terminated for any reason.

The party desiring to terminate this Agreement pursuant to Sections 9.07(a)(ii), (iii), (iv) or (v) will give notice of such termination to the other parties.

(b) If this Agreement is terminated as permitted by Section 9.07(a), such termination will be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; provided that if such termination will result from the willful (i) failure of any party to fulfill a condition to the performance of the obligations of the other parties, (ii) failure to perform a covenant of this Agreement or (iii) breach by any party hereto of any representation or warranty or agreement contained herein, such party will be liable for damages incurred or suffered by the other party as a result of such failure or breach.

Section 9.08. Holders’ Obligations. Notwithstanding anything to the contrary contained herein, all obligations that apply to more than one Holder are assumed by each applicable Holder on a several, but not joint, basis.

Section 9.09. Successors and Assigns. The Issuer may not assign any of its rights and obligations hereunder without the prior written consent of each Holder. The Holders may not assign their rights and obligations hereunder without the prior written consent of the Issuer except to any Affiliate of such Holders; provided, however, that such Affiliate assignees shall be required to agree in writing, reasonably satisfactory to the Issuer, to be bound by the terms of this Agreement. This Agreement will be binding upon the Issuer and each Holder and their respective successors and assigns. Neither this Agreement nor any provision hereof will be construed so as to confer any right or benefit upon any Person other than parties to this Agreement and their respective successors and assigns. The Issuer and each Holder expressly intend and agree that each Holder and their respective successors and assigns are intended third party beneficiaries of all representations, warranties, covenants and agreements in favor of the Holders and shall be entitled to enforce all provisions of this Agreement.

Section 9.10. Headings. The headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions hereof.

Section 9.11. Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction will not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder will be enforceable to the fullest extent permitted by law.

Section 9.12. Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties will be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or equity.

Section 9.13. New York Law. This Agreement will be governed and construed in accordance with the laws of the State of New York applicable to contracts executed and performed within such state.

Section 9.14. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts each of which will be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 9.15. Entire Agreement. This Agreement together with the other Transaction Documents constitute the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, written or oral, relating to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first above written.

THE NASDAQ STOCK MARKET, INC.

By:	/s/ Adena T. Friedman
Name:	Adena T. Friedman
Title:	Executive Vice President

[Signature pages continue on next page]

HELLMAN & FRIEDMAN CAPITAL PARTNERS IV, L.P.

By:	H&F INVESTORS IV, LLC, its General Partner

	By:	H&F ADMINISTRATION IV, LLC, its Administrative Manager

		By:	H&F INVESTORS III, INC., its Manager

		By:	/s/ Georgia Lee
		Name:	Georgia Lee
		Title:	Vice President

H&F EXECUTIVE FUND IV, L.P.

By:	H&F INVESTORS IV, LLC, its General Partner

	By:	H&F ADMINISTRATION IV, LLC, its Administrative Manager

		By:	H&F INVESTORS III, INC., its Manager

		By:	/s/ Georgia Lee
		Name:	Georgia Lee
		Title:	Vice President

H&F INTERNATIONAL PARTNERS IV-A, L.P.

By:	H&F INVESTORS IV, LLC, its General Partner

	By:	H&F ADMINISTRATION IV, LLC, its Administrative Manager

		By:	H&F INVESTORS III, INC., its Manager

		By:	/s/ Georgia Lee
		Name:	Georgia Lee
		Title:	Vice President

[Signature pages continue on next page]

H&F INTERNATIONAL PARTNERS IV-B, L.P.

By:	H&F INVESTORS IV, LLC, its General Partner

	By:	H&F ADMINISTRATION IV, LLC, its Administrative Manager

		By:	H&F INVESTORS III, INC., its Manager

		By:	/s/ Georgia Lee
		Name:	Georgia Lee
		Title:	Vice President

SCHEDULE 1

	SECURITIES
HOLDER	Aggregate Principal Amount of Original Notes	Aggregate Principal Amount of Series B Notes	Number of Series B Warrants

HELLMAN & FRIEDMAN CAPITAL PARTNERS IV, L.P. Patrick J. Healy Erik D. Ragatz Hellman & Friedman LLC One Maritime Plaza, 12th Floor San Francisco, CA 94111 (415) 788-5111 (Telephone) (415) 391-4648 (Telecopier)	$193,463,369	$193,463,369	2,219,547

H & F EXECUTIVE FUND IV, L.P. Patrick J. Healy Erik D. Ragatz Hellman & Friedman LLC One Maritime Plaza, 12th Floor San Francisco, CA 94111 (415) 788-5111 (Telephone) (415) 391-4648 (Telecopier)	$4,302,898	$4,302,898	49,366

H & F INTERNATIONAL PARTNERS IV-A, L.P. Patrick J. Healy Erik D. Ragatz Hellman & Friedman LLC One Maritime Plaza, 12th Floor San Francisco, CA 94111 (415) 788-5111 (Telephone) (415) 391-4648 (Telecopier)	$31,757,949	$31,757,949	364,349

	SECURITIES
HOLDER	Aggregate Principal Amount of Original Notes	Aggregate Principal Amount of Series B Notes	Number of Series B Warrants
H & F INTERNATIONAL PARTNERS IV-B, L.P. Patrick J. Healy Erik D. Ragatz Hellman & Friedman LLC One Maritime Plaza, 12th Floor San Francisco, CA 94111 (415) 788-5111 (Telephone) (415) 391-4648 (Telecopier)	$10,475,784	$10,475,784	120,186

SCHEDULE 3.06(b)

Repurchase Obligations

In connection with the Closing under the Agreement, the Company has agreed to purchase $40 million principal amount of Series C Cumulative Preferred Stock.

SCHEDULE 3.09

Description of Changes

The Company pays a quarterly dividend on its Series C Cumulative Preferred Stock.